THE INVESTMENT AND EMPLOYEE STOCK OWNERSHIP PLAN
OF AVISTA CORPORATION

(As Amended and Restated Effective January 1, 2014)
First Amendment
WHEREAS, Avista Corporation (the “Company”) adopted The Investment and Employee Stock Ownership Plan of Avista Corporation, as Amended and Restated Effective January 1, 2014 (the “Plan”); and
WHEREAS, the Company wishes to amend the Plan: (1) to clarify that long term disability pay received from a third-party provider and worker’s compensation are not eligible compensation for Plan contribution purposes, and (2) to provide for the use of the elapsed time method of counting service for vesting purposes, and;
WHEREAS, the Company retains the right to amend the Plan under Section 20.1 thereof;
NOW, THEREFORE, effective as of January 1, 2014, except as otherwise provided, the Plan is amended as follows:
1.    The second sentence of Section 2.12 of the Plan is hereby amended to read as follows:
Compensation shall not include Employer contributions to deferred compensation plans, deductible contributions to simplified employee pension plans under Section 408(k) of the Code, distributions from deferred compensation plans, amounts realized from the exercise of nonqualified stock options, amounts realized from the vesting of rights in restricted property, amounts realized from the sale of stock acquired under a stock option, other amounts which receive special tax benefits, long term disability pay received from a third-party provider, or worker’s compensation pay, provided, that for purposes of determining the amount of a Participant’s contributions under Section 4.1(a)(i) hereof, and for purposes of allocating Employer matching, nonelective, and discretionary contributions, if any, Compensation shall include amounts deferred by the Employee under salary reduction agreements to this Plan and to other employee welfare benefit plans maintained by the Employer and elective amounts that are not includible in an Employee’s gross income as qualified transportation fringe benefits under Section 132(f)(4) of the Code.
2.    Section 2.20 of the Plan is hereby amended to read as follows:
2.20    Employment Date. Employment Date means the date on which an Employee first performs an Hour of Service for the Employer.

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3.    Section 2.26 of the Plan is hereby amended to read as follows:
2.26    Hour of Service. Hour of Service shall mean each hour for which an Employee is paid or entitled to payment for the performance of duties for the Employer.

4.    Section 2.31 of the Plan is hereby amended to read as follows:
2.31    One-Year Break in Service. One-Year Break in Service means a Period of Severance of 12 consecutive months. Solely for purposes of determining whether a One-Year Break in Service has occurred, the consecutive 12-month period beginning on the first anniversary of the first date of a Parental Absence shall not be a One-Year Break in Service.

5.    The first sentence of Section 2.36 of the Plan is hereby amended to read as follows:
Reemployment Date means a date on which a former Employee first performs an Hour of Service after being reemployed by the Employer.

6.    Section 2.44 of the Plan is hereby amended to read as follows:
2.44    Vesting Service. Vesting Service means service for purposes of determining a Participant’s nonforfeitable interest as set froth in Section 7.1.

7.    Article II of the Plan is hereby amended to add the following new Sections 2.45 – 2.50 to the end thereof to read as follows:
2.45    Parental Absence means an Employee’s absence from work:
(a)    by reason of pregnancy of the Employee,
(b)    by reason of birth of a child of the Employee,
(c)    by reason of the placement of a child with the Employee in connection with the adoption of such child by such Employee, or
(d)    for purposes of caring for such child for a period beginning immediately following such birth or placement.

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2.46    Period of Military Duty means the period of time from the date to the Employee was first absent from active work for the Employer because of military duty to the date the Employee was reemployed, for an Employee who:
(a)    served as a member of the armed forces of the United States, and
(b)    was reemployed by the Employer at a time when the Employee had a right to reemployment in accordance with seniority rights as protected under Chapter 43 of Title 38 of the U.S. Code.
2.47    Period of Service means a period of time beginning on an Employee’s Employment Commencement Date and ending on his or her Severance Date. A Period of Service shall be expressed as years and fractional parts of years (to four decimal places) on the basis that 365 days equal one year.
(a)    Period of Military Duty included: A Period of Military Duty shall be included as service with the Employer to the extent that it has not already been credited.
(b)    Period of Severance included (service spanning rule): A Period of Severance shall be deemed to be a Period of Service under either of the following conditions:
(i)    the Period of Severance immediately follows a period during which an Employee is not absent from work and ends within 12 months; or
(ii)    the Period of Severance immediately follows a period during which an Employee is absent from work for any reason other than quitting, being discharged, or retiring (such as a leave of absence or layoff) and ends within 12 months of the date he or she was first absent.
(c)    Controlled group and affiliated service group service included: An Employee’s Period of Service with a member firm of a controlled group of trades or businesses or an affiliated service group under Code Sections 414(b), 414(c) and 414(m) while both that firm and the Employer were members of the controlled group or affiliated service group shall be included as a Period of Service with the Employer.
If the Employer maintains a plan of a predecessor employer, this Plan treats service of the Employee with the predecessor employer as service with the Employer.
(d)    Service Crediting Rules When Service Crediting Method Is Changed: Each Employee with respect to whom the method of crediting service is changed shall be treated as follows:
(i)    The Employee shall receive credit for a Period of Service consisting of a number of years equal to the number of years of service credited to the Employee before the computation period during which the amendment occurs; and

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(ii)    The Employee shall receive credit for a Period of Service consisting of the greater of (A) the period of service that would be credited to the employee under the elapsed time method for his or her service during the entire computation period in which the amendment occurs or (B) the service taken into account under the computation periods methods as of the date of the amendment.
In addition, the Employee shall receive credit for service subsequent to the amendment commencing on the day after the last day of the computation period in which the amendment occurs.
2.48    Period of Severance means a period of time beginning on an Employee’s Severance Date and ending on the date he or she again performs an Hour of Service.
2.49    Severance Date means the earlier of:
(a)    the date on which an Employee quits, retires, dies, or is discharged, or
(b)    the first anniversary of the date an Employee begins a one-year absence from service (with or without pay). This absence may be the result of any combination of vacation, holiday, sickness, disability, leave of absence, or layoff. For purposes of this section, layoff means a temporary absence from, or loss of, employment rather than a complete and permanent termination of the employment relationship.
(i)    Exception for Parental Absences: Solely to determine whether a one-year Period of Severance has occurred for vesting purposes for an Employee who is absent from service beyond the first anniversary of the first day of a Parental Absence, Severance Date is the second anniversary of the first day of the Parental Absence. The period between the first and second anniversaries of the Parental Absence is not a Period of Service and is not a Period of Severance.
2.50    Severance from Employment, as that term is used with respect to Vesting Service using the elapsed time method, means an Employee has ceased to be an Employee. The Committee shall determine if a Severance from Employment has occurred in accordance with applicable law.

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8.    Article VII of the Plan is hereby restated in its entirety to read as follows:
ARTICLE VII.
NONFORFEITABLE BENEFITS
7.1    Vesting Service
(a)    General Rules. An Employee shall be credited with 1/12th of a year of Vesting Service for each month during which he was employed by the Employer. Vesting Service shall accrue during an Employee’s entire period of employment with the Employer, commencing on his Employment Date and ending on his Severance Date. In addition, if an Employee quits, retires, or is discharged and is subsequently reemployed by the Employer within 12 consecutive months immediately following such event, he shall be credited with 1/12th of a year of Vesting Service for each month in which he was not employed by the Employer during such period. In no event shall a single month be credited for than once for purposes of calculating Vesting Service.
(b)    Leave of Absence. If a Participant is absent from employment under an approved leave of absence, he shall not be deemed to have terminated employment with the Employer for the purposes of the Plan unless he fails to return to employment with the Employer at the expiration of the approved leave.
No additional Vesting Service shall be granted to a Participant for a leave of absence unless:
(i)    The absence is on account of a disabling physical or mental impairment; and in this case the accrual of Vesting Service may be granted in accordance with a uniform and nondiscriminatory policy adopted by the Committee; or
(ii)    The absence is on account of involuntary military service; and in this case the accrual of Vesting Service shall continue to the extent required by the Military Selective Service Act, the Uniformed Services Employment and Reemployment Rights Act of 1994 and Section 414(u) of the Code.
7.2    Nonforfeitable Interest. The Participant’s nonforfeitable interest shall be determined as follows:
(a)    Employee Deferral Account. A Participant shall have a nonforfeitable interest in the Participant’s Employee Deferral Account at all times.
(b)    Employer Matching Account. Except as provided in the following sentence, a Participant shall have a nonforfeitable interest in the Participant’s Employer Matching Account at all times. A Participant who initially participates in the Plan on or after February 12, 1999, shall have a nonforfeitable interest in the Participant’s Employer Matching Account upon completion of one year of Vesting Service (except the dollar amount of cash

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dividends on Company Stock allocated to the Account on or after February 24, 2006, which shall be nonforfeitable).
(c)    Employer Discretionary Account. Except as provided in the following sentence, a Participant shall have a nonforfeitable interest in the Participant’s Employer Discretionary Account at all times. A Participant who initially participates in the Plan on or after February 12, 1999, shall have a nonforfeitable interest in the Participant’s Employer Discretionary Account upon completion of one year of Vesting Service (except the dollar amount of cash dividends on Company Stock allocated to the Account on or after February 24, 2006, which shall be nonforfeitable).
(d)    Employer Nonelective Account. A Participant shall have a nonforfeitable interest in the Participant’s Employer Nonelective Account upon completion of three years of Vesting Service (except the dollar amount of cash dividends on Company Stock, which shall be nonforfeitable).
(e)    Forfeiture. If the Participant incurs a Severance from Employment before he is vested in his Employer Matching Account, Employer Discretionary Account, or Employer Nonelective Account and receives a distribution of his entire vested account balance under the Plan or incurs five consecutive One-Year Breaks in Service, whichever is first, the Participant shall be deemed to have received a distribution of his vested interest in his Employer Matching Account, Employer Discretionary Account, and Employer Nonelective Account (as applicable), and his nonvested balance shall be forfeited as of the date of distribution. Forfeitures from a Participant’s Employer Matching Account, Employer Discretionary Account, and Employer Nonelective Account attributable to Employees of an Employer shall be used to reduce the Employer’s matching, discretionary, or nonelective contributions, as applicable, for such Plan Year. If there are any excess forfeitures remaining, the excess amount shall be used to pay reasonable expenses of the Plan as permitted under applicable law.
(f)    Reinstatement of Forfeiture. If the Participant (i) incurs a Severance from Employment before he is vested in his Employer Matching Account, Employer Discretionary Account, or Employer Nonelective Account, (ii) is reemployed by the Employer before he incurs five consecutive One-Year Breaks in Service and (iii) no distribution of his account has been made to him, then the forfeiture which resulted from his Severance from Employment shall be recredited to his account. If a distribution of such accounts has been made to such a Participant and such Participant is reemployed by the Employer, he may repay to the Trustee the total amount distributed to him as a result of his Severance from Employment. Such repayment must be made within five years after reemployment but in no event later than the date the Participant incurs five consecutive One-Year Breaks in Service commencing after the date of distribution. If a Participant makes such a repayment to the Trustee, both the amount of the repayment and the forfeiture shall be credited to his account as of the Valuation Date coincident with or next following the date of repayment (after all other adjustments required under the Plan as of that date have been made). Forfeitures which are credited to Participant’s accounts under this Section shall be taken from forfeitures. If the aggregate amount to be so restored to the accounts of Participants exceeds the amount of such forfeitures, the Employer shall make a contribution in an amount equal to such excess.

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7.3    Distribution to Separated Participants. In the case of a Participant who incurs a Severance from Employment with the Employer, the Participant’s Accounts shall be payable in accordance with the provisions of Article XI.

IN WITNESS WHEREOF, the Company has executed this First Amendment this _____ day of ________________, 2014 by its duly authorized officer.

AVISTA CORPORATION

Witness:	By
Title

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